Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-148092) on Form S-3 of The Providence Service Corporation of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of The Providence Service Corporation for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona
February 6, 2008